Exhibit 99.1

[LOGO OF NAVIGANT]

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) TO MEET SECOND QUARTER GUIDANCE

- Company Narrows Range of Revenue and EPS Guidance -

- Seeks Amendments to Credit Facility and Senior Secured Notes -

- Navigant to Make Final Payment for SatoTravel -

Denver, CO; June 27, 2003 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States, announced today that it expects to meet second quarter guidance provided on April 29th in conjunction with its 2003 first quarter results. At the time, the company lowered its second quarter guidance to reflect the impact of the Iraq war and the SARS outbreak on corporate travel. Navigant also reported that it is actively seeking additional amendments to its credit facility and senior secured notes. The table below summarizes Navigant’s second quarter guidance.

Summary 2003 Second Quarter Guidance (In millions, except per share data)

	Q2 2003 Provided 4/29/03	Q2 2003 Updated 6/27/03	Q2 2002 Actual
	For the Three Months Ended
	June 28, 2003		June 30, 2002
Net Revenue	$83-$88	$84-$85	$97.3
Diluted EPS	$0.21-$0.31	$0.25-$0.27	$0.50

Edward S. Adams, Chairman and Chief Executive Officer, commented, “As expected, the war and the SARS outbreak is contributing to an approximate 11% to 12% decline in second quarter revenue compared to last year. We mitigated some of the impact of these events by actively managing our operating expenses. It is too early to predict operating results for the second half of 2003, but as reported in April, we believe we have a reasonable chance of meeting our previous forecasts for those quarters. Recent transaction levels indicate a pick-up in corporate travel, and we are optimistic with much of the effect of SARS and the war behind us, that travel levels will continue to improve. We believe that given our focus and success in managing to transactions levels, that even a modest, sustained up-tick in corporate travel will benefit our operating results.”

“Based on expected second quarter results, it is now clear that we will not be in compliance with our leverage covenants in the agreements with our lenders,” said Robert C. Griffith, Chief

Operating Officer and Chief Financial Officer. “Consequently, we will need further amendments to our credit facility and notes. We recently met with the bank group, and we are in discussions with the note-holders. Based on the discussions to date, and our past history with both groups, we expect to close amendments by the end of July and will provide further details in our second quarter investor call on July 29th.”

Additionally, following the decision in its arbitration with the former stockholders of SatoTravel, Navigant expects to pay additional, contingent consideration of approximately $4.9 million, plus interest of approximately $200,000. The payment, to be paid to the former stockholders of SatoTravel, will be a combination of cash and stock, with approximately $3.1 million to be paid in cash, and the balance to be paid through the issuance of approximately 128,500 shares of Navigant common stock.

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest travel management business services provider in North America serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,300 Associates and has operations in more than 1,300 locations in 19 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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